PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT, dated as of this is made by Diversified Support Systems, LLC (the **"Pledgor"**), with an address at 4826 Beechwood Farms Dr., Cincinnati, OH,,, 45244 in favor of River Falls Financial Services, LLC (the **"Secured Party"**), with an address at 11921 Brinley Ave., Louisville, KY 40243.

1. Pledge. In order to induce the Secured Party to extend the Obligations (as defined below), the Pledgor hereby grants a security interest in and pledges to the Secured Party all of the Pledgor's right, title and interest in and to the Convertible Promissory Note from Debut Broadcasting Corporation, Inc. dated July 1, 2009 to Secured Party (the "Debut Note"), together with all additions, substitutions, replacements and proceeds and all income, interest, dividends and other distributions thereon, including without limitation shares of Debut capital stock received upon exercise of certain conversion and option rights under the Debut Note (the **"Collateral"**). If the Collateral shall ever include certificated securities, such certificates shall be delivered to the Secured Party accompanied by duly executed blank stock powers or assignments as applicable. The Pledgor hereby authorizes the transfer of possession of all certificates, instruments, documents and other evidence of the Collateral to the Secured Party.

2. Obligations Secured. The Collateral secures payment to the Secured Party of all amounts owing to Secured Party from Pledgor pursuant to the Promissory Note from Pledgor to Secured Party the date hereof (hereinafter referred to collectively as the **"Obligations"**).

3. Representations and Warranties. The Pledgor represents and warrants to the Secured Party as follows:

3.1. There are no restrictions on the pledge or transfer of any of the Collateral, other than restrictions referenced on the face of any certificates evidencing the Collateral.

3.2. The Pledgor is the legal owner of the Collateral, which is registered in the name of the Pledgor, the Custodian (as hereinafter defined) or a nominee.

3.3. The Collateral is free and clear of any security interests, pledges, liens, encumbrances, charges, agreements, claims or other arrangements or restrictions of any kind, except as referenced in Section 3.1 above; and the Pledgor will not incur, create, assume or permit to exist any pledge, security interest, lien, charge or other encumbrance of any nature whatsoever on any of the Collateral or assign, pledge or otherwise encumber any right to receive income from the Collateral.

3.4. The Pledgor has the right to transfer the Collateral free of any encumbrances and the Pledgor will defend the Pledgor's title to the Collateral against the claims of all persons, and any registration with, or consent or approval of, or other action by, any federal, state or other governmental authority or regulatory body which was or is necessary for the validity of the pledge of and grant of the security interest in the Collateral has been obtained.

3.5. The pledge of and grant of the security interest in the Collateral is effective to vest in the Secured Party a valid and perfected first priority security interest, superior to the rights of any other person, in and to the Collateral as set forth herein.

4. **Default.**

4.1. Upon the occurrence of any of the following events (each an "**Event of Default**"): (i) any default under the Note, (ii) the failure by the Pledgor to perform any of its obligations under this Pledge Agreement, (iii) the falsity, inaccuracy or material breach by the Pledgor of any written warranty, representation or statement made or furnished to the Secured Party by or on behalf of the Pledgor, or (iv) the failure of the Secured Party to have a perfected first priority security interest in the Collateral, then the Secured Party is authorized in its discretion to declare any or all of the Obligations to be immediately due and payable without demand or notice, which are expressly waived, and may exercise any one or more of the rights and remedies granted pursuant to this Pledge Agreement or given to a secured party under the Uniform Commercial Code of the applicable state, as it may be amended from time to time, or otherwise at law or in equity, including without limitation the right to sell or otherwise dispose of the Collateral.

4.2. (a) At any bona fide public sale the Secured Party shall be free to purchase all or any part of the Collateral. Any such sale may be on cash or credit. The Secured Party shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing the Collateral for their own account in compliance with Regulation D of the Securities Act of 1933 or any other applicable exemption available under such Act. The Secured Party will not be obligated to make any sale if it determines not to do so, regardless of the fact that notice of the sale may have been given. The Secured Party may adjourn any sale and sell at the time and place to which the sale is adjourned. If the Collateral is customarily sold on a recognized market or threatens to decline speedily in value, the Secured Party may sell such Collateral at any time without giving prior notice to the Pledgor. Whenever notice is otherwise required by law to be sent by the Secured Party to the Pledgor of any sale or other disposition of the Collateral, five days written notice sent to the Pledgor at the notice address specified below will be reasonable.

(b) The Pledgor recognizes that the Secured Party may be unable to effect or cause to be effected a public sale of the Collateral by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the "**Act**"), so that the Secured Party may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obligated to agree, among other things, to acquire the Collateral for their own account, for investment and without a view to the distribution or resale thereof. The Pledgor understands that private sales so made may be at prices and on other terms less favorable to the seller than if the Collateral were sold at public sales, and agrees that the Secured Party has no obligation to delay or agree to delay the sale of any of the Collateral for the period of time necessary to permit the issuer of the securities which are part of the Collateral (even if the issuer would agree), to register such securities for sale under the Act. The Pledgor agrees that private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner.

4.3. The net proceeds arising from the disposition of the Collateral after deducting expenses incurred by the Secured Party will be applied to the Obligation. If any excess remains after the discharge of the Obligations, the same will be paid to the Pledgor.

5. **Voting Rights and Transfer**. Prior to the occurrence of any Event of Default, the Pledgor will have the right to exercise all voting rights with respect to the Collateral. At any time after the occurrence of any such Event of Default, the Secured Party may transfer any or all of the Collateral into its name or that of its nominee and may exercise all voting rights with respect to the Collateral, but no such transfer shall constitute a taking of such Collateral in satisfaction of any or all of the Obligations unless the Secured Party expressly so indicates by letter mailed or delivered to the Pledgor.

6. **Dividends and Interest**. The Pledgor will have the right to receive all cash dividends and interest declared and paid on the Collateral prior to the occurrence of any Event of Default. In the event any additional shares are issued to the Pledgor as a stock dividend or in lieu of interest on any of the Collateral, as a result of any split of any of the Collateral, by reclassification or otherwise, any certificates evidencing any such additional shares will be immediately delivered to the Secured Party and such shares will be subject to this Pledge Agreement and a part of the Collateral to the same extent as the original Collateral. At any time after the occurrence of an Event of Default, the Secured Party shall be entitled to receive all cash or stock dividends and interest declared or paid on the Collateral, all of which shall be subject to the Secured Party's rights under Section 4 above.

7. **Further Assurances**. At any time and from time to time, upon demand of the Secured Party, the Pledgor will give, execute, file and record any notice, financing statement, continuation statement, instrument, document or agreement that the Secured Party may consider necessary or desirable to create, preserve, continue, perfect or validate any security interest granted hereunder or to enable the Secured Party to exercise or enforce its rights hereunder with respect to such security interest. Without limiting the generality of the foregoing, the Pledgor hereby irrevocably appoints the Secured Party as the Pledgor's attorney-in-fact to do all acts and things in the Pledgor's name that the Secured Party may deem necessary or desirable. The Secured Party is authorized to file financing statements, continuation statements and other documents under the Uniform Commercial Code relating to the Collateral without the signature of the Pledgor, naming the Pledgor as debtor and the Secured Party as secured party.

8. **Notices**. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder must be in writing and will be effective upon receipt if delivered personally to the Pledgor or the Secured Party, or if sent by facsimile transmission with confirmation of delivery, or by nationally recognized overnight courier service, to the address set forth above or to such other address as either the Pledgor or the Secured Party may give to the other in writing for such purpose.

9. **Preservation of Rights**. No delay or omission on the part of the Secured Party to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power or any acquiescence therein, nor will the action or inaction of the Secured Party impair any right or power arising hereunder. The Secured Party's rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Secured Party may have under other agreements, at law or in equity.

10. Illegality. In case any one or more of the provisions contained in this Pledge Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

11. Changes in Writing. No modification, amendment or waiver of any provision of this Pledge Agreement nor consent to any departure by the Pledgor therefrom, will in any event be effective unless the same is in writing and signed by the Secured Party, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Pledgor in any case will entitle the Pledgor to any other or further notice or demand in the same, similar or other circumstance.

12. Entire Agreement. This Pledge Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the Pledgor and the Secured Party with respect to the subject matter hereof.

13. Successors and Assigns. This Pledge Agreement will be binding upon and inure to the benefit of the Pledgor and the Secured Party and their respective heirs, executors, administrators, successors and assigns; provided, however, that the Pledgor may not assign this Pledge Agreement in whole or in part without the prior written consent of the Secured Party and the Secured Party at any time may assign this Pledge Agreement in whole or in part.

14. Interpretation. In this Pledge Agreement, unless the Secured Party and the Pledgor otherwise agree in writing, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; the word "or" shall be deemed to include "and/or", the words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation." Section headings in this Pledge Agreement are included for convenience of reference only and shall not constitute a part of this Pledge Agreement for any other purpose. If this Pledge Agreement is executed by more than one party as Pledgor, the obligations of such persons or entities will be joint and several.

15. Governing Law and Jurisdiction. This Pledge Agreement has been delivered to and accepted by the Secured Party and will be deemed to be made in the commonwealth of Kentucky. The Pledgor hereby irrevocably consents to the exclusive jurisdiction of any state or federal court sitting in Jefferson County Kentucky, and consents that all service of process be sent by nationally recognized overnight courier service directed to the Pledgor at the Pledgor's address set forth herein and service so made will be deemed to be completed on the business day after deposit with such courier; provided that nothing contained in this Pledge Agreement will prevent the Secured Party from bringing any action, enforcing any award or judgment or exercising any rights against the Pledgor individually, against any security or against any property of the Pledgor within any other county, state or other foreign or domestic jurisdiction. The Secured Party and the Pledgor agree that the venue provided above is the most convenient forum for both the Secured Party and the Pledgor. The Pledgor waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Pledge Agreement.

The Pledgor acknowledges that it has read and understood all the provisions of this Pledge Agreement, including the waiver of jury trial, and has been advised by counsel as necessary or appropriate.

WITNESS the due execution hereof as a document under seal, as of the date first written above.

DIVERSIFIED SUPPORT SYSTEMS, INC.

BY: Ronald E Heeren
TITLE: President

RIVER FALLS FINANCIAL SERVICES, LLC

BY: Ronald E Heeren
TITLE: MANAGER